UNIVERSAL STANDARD
                            ANNOUNCES RESTRUCTURING PLAN
                      FOR DIVESTED CLINICAL LABORATORY DIVISION


         Southfield, Michigan -- February 16, 1999 -- Universal Standard Healthcare, Inc. (Nasdaq: UHCI) announced today that it intends to present an out of court restructuring plan to the creditors of Universal Diagnostic, the Company's former clinical laboratory division, in the next thirty days, once final numbers are available. Universal Diagnostic was discontinued following the sale of certain of its clinical laboratory assets in August 1998. The Company has retained a recognized financial consultant to assist in this restructuring effort. The Company believes that an out of court restructuring will result in a greater dividend to the creditors of its laboratory business.

         The Company has determined not to pay the interest payment on its outstanding 8.25% Convertible Subordinated Debentures, due February 1, 1999, resulting in the occurrence of an event of default under the Debentures.
The Debentures and related interest will be included in the Company's restructuring plan, which is expected to be presented to Debenture holders in the next 30 days. The Debentures were issued by the parent company in 1996 and are not obligations of the Company's managed care operations.

         The Company's continuing managed care business is conducted by separate wholly-owned subsidiaries, Universal Standard Healthcare of Delaware, Inc., Universal Standard Healthcare of Michigan, Inc., Universal Standard Healthcare of Ohio, Inc. and TPA, Inc., and will not be included in the restructuring plan. These managed care entities will continue their current operations in accordance with their past practices.

         "We are excited by the future prospects for our managed care subsidiaries. Recent new managed care programs include a laboratory, imaging and home medical services program for Liebert, a division of Emerson Electric, and a phased national laboratory and imaging program for Whirlpool Corporation. Liebert and Whirlpool Corporation are the first groups to contract for our new imaging product, which was introduced mid last year.
In addition, we have made substantial progress in increasing network compliance, substantially reducing the cost of claims and inquiry costs.
The Company expects to complete its claims automation project by the end of 1999. The goal of this project is to have over 70% of all claims submitted, processed and paid electronically, reducing operating expenses and improving quality and service levels," stated Eugene E. Jennings, President and Chief Executive Officer of Universal Standard Healthcare, Inc. "The restructuring plan is the last step in the process of liquidating our laboratory operations and is designed to put the Company in a stronger financial position for the future."

         Universal Standard Healthcare, Inc. currently owns subsidiaries operating in all 50 states, which provide clinical laboratory, outpatient diagnostic imaging, and home medical services (including durable medical equipment and supplies) for employers on a capitated basis.

         The information in this Press Release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934.
Please refer to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and its Quarterly Report on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1998, for a description of the factors that could cause actual results to differ materially from those in the forward-looking statements, including uncertainties inherent in the execution of a restructuring plan, including the level of cooperation of the Company's creditors, particularly the holders of the 8.25% Convertible Subordinated Debentures due February 1, 1999, uncertainties inherent in the discontinuation of an operation, such as the amounts which the Company will be able to realize on the disposition of its laboratory assets and collection of its laboratory accounts receivable, which could be less than the book value of such assets and could result in additional losses, and costs in excess of those anticipated resulting from employee terminations, closure of facilities and resolution of regulatory issues, intense competition in the managed care business, particularly from larger, better capitalized companies, dependence of the Company on third parties to provide services under its managed care programs, uncertainties due to the fact that the Company's programs are generally terminable by the customer on short notice and many of the Company's service arrangements are terminable on short notice, the impact of the highly regulated nature of the managed care business on the Company's continuing operations and the cost and the ability of the Company to continue to satisfy increasing regulatory requirements relating to the managed care business, the long sales cycle involved in the managed care business, the dependence of the Company on a limited number of large customers for its revenue and growth, most of whom are involved in the automotive industry, the ability of the Company to develop new managed care products, the level of interest that existing and potential new customers may have in managed care products offered by the Company, the ability of the Company to identify and satisfy market needs, potential increases in operating costs resulting from the failure of the Company's principal suppliers to become Year 2000 compliant, and economic conditions in the health care and automotive industries in general.


         CONTACT:          UNIVERSAL STANDARD HEALTHCARE INC.
                           Alan Ker, 248/358-0810